EXHIBIT 99

TRIBUNE REPORTS 2007 FOURTH QUARTER AND FULL YEAR RESULTS

CHICAGO, March 20, 2008—Tribune Company today reported a loss from continuing operations of $78 million for the fourth quarter of 2007 compared with income from continuing operations of $233 million in the fourth quarter of 2006.  For the full year 2007, Tribune reported income from continuing operations of $55 million compared with $661 million in 2006.

“Despite the continued difficult operating environment and weakness in print revenue, we see significant opportunity within Tribune Company,” said Sam Zell, Chairman and CEO. “In our first 75 days, we've made a series of key leadership changes, have launched a number of programs and projects to drive new revenue, and have initiated a fundamental shift in culture. In addition, we have begun a strategic review of certain Tribune assets to determine whether capital can be more effectively redeployed into our core operations or toward reducing our outstanding leverage."

The declines in both the fourth quarter and full year 2007 operating results were largely due to lower revenues, higher interest expense and the net effect of the items described below.

Fourth quarter 2007 and 2006 results from continuing operations included the following:

•	A pretax non-cash impairment charge of $130 million ($79 million after taxes) in the 2007 quarter to write-down the Company’s masthead intangible assets to fair value.
•
A pretax charge of $64 million ($42 million after taxes) in the 2007 quarter for accelerated stock-based compensation expense and certain one-time compensation payments resulting from the completion of the Company’s going-private transaction.

•	A pretax charge of $23 million ($16 million after taxes) for severance and related charges in the 2007 quarter compared with a pretax charge of $6 million ($4 million after taxes) in the 2006 quarter.
•	A pretax charge of $16 million ($10 million after taxes) in the 2007 quarter related to the Company’s new management equity incentive plan.
•	A pretax charge of $6 million ($4 million after taxes) in the 2007 quarter for the write-down of Tribune Entertainment program assets.
•	A pretax charge of $3 million ($2 million after taxes) in the 2007 quarter to increase the accrual for anticipated advertiser claims at Newsday.
•	A pretax charge of $4 million ($2 million after taxes) in the 2006 quarter for the disposition of a press related to the shutdown of the Los Angeles Times San Fernando Valley printing facility.
•	A pretax gain of $7 million ($4 million after taxes) in the 2006 quarter related to the sale of the corporate airplane.
•	An after-tax non-operating gain of $11 million in 2007 compared with an after-tax non-operating gain of $69 million in 2006.

Full year 2007 and 2006 results from continuing operations included the following:

•	A pretax non-cash impairment charge of $130 million ($79 million after taxes) in 2007 to write-down the Company’s masthead intangible assets to fair value.
•
A pretax charge of $64 million ($42 million after taxes) in 2007 for accelerated stock-based compensation expense and certain one-time compensation payments resulting from the completion of the Company’s going-private transaction.

•	A pretax charge of $55 million ($36 million after taxes) for severance and related charges in 2007 compared with a pretax charge of $8 million ($6 million after taxes) in 2006.
•
A pretax charge of $24 million ($15 million after taxes) in 2007 to write-off equipment at the previously closed Los Angeles Times San Fernando Valley printing facility, compared to $4 million ($2 million after taxes) in 2006 for the disposition of a press at the same facility.

•	A pretax charge of $16 million ($10 million after taxes) in 2007 related to the Company’s new management equity incentive plan.
•	A pretax charge of $6 million ($4 million after taxes) in 2007 for the write-down of Tribune Entertainment program assets.
•	A pretax charge of $3 million ($2 million after taxes) in 2007 to increase the accrual for anticipated advertiser claims at Newsday.
•	A pretax charge of $20 million ($11 million after taxes) in 2006 for severance and other payments associated with the new union contracts at Newsday.
•	A pretax gain of $7 million ($4 million after taxes) in 2006 related to the sale of the corporate airplane.
•	A pretax gain of $3 million ($2 million after taxes) in 2006 related to a real property sale in publishing.
•	A pretax gain of $6 million ($4 million after taxes) included in equity income in 2006 related to the Company’s share of a one-time favorable income tax adjustment recorded at CareerBuilder.
•	An after-tax non-operating loss of $34 million in 2007 compared with an after-tax non-operating gain of $110 million in 2006.

FOURTH QUARTER 2007 RESULTS FROM CONTINUING OPERATIONS1
(Compared to Fourth Quarter 2006)
 (13 weeks in 2007 vs. 14 weeks in 2006)

CONSOLIDATED

Tribune’s 2007 fourth quarter operating revenues decreased 12 percent, or $180 million, to $1.27 billion.  Consolidated cash operating expenses were down 1 percent, or $10 million.  Operating cash flow decreased 44 percent to $214 million from $384 million, while operating profit decreased 92 percent to $27 million from $325 million.  Operating profit included a non-cash impairment charge of $130 million to write-down the Company’s masthead intangible assets to fair value.

Tribune’s fourth quarter included 13 weeks in 2007 compared to 14 weeks in 2006.  Without the additional week in 2006, fourth quarter 2007 operating revenues decreased 7 percent, cash operating expenses increased 5 percent, operating cash flow decreased 41 percent, and operating profit decreased 91 percent.

PUBLISHING

Publishing operating revenues for the fourth quarter of 2007 were $952 million, down 13 percent, or $140 million from 2006.  Publishing cash operating expenses decreased 6 percent, or $46 million.  Publishing operating cash flow was $177 million, a 35 percent decrease from $271 million in 2006.  Publishing operating profit decreased 99 percent to $3 million, from $226 million in 2006.

Without the additional week in 2006, publishing fourth quarter 2007 operating revenues decreased 7 percent, cash operating expenses were flat, operating cash flow decreased 30 percent, and operating profit decreased 99 percent.

Publishing operating profit in the 2007 fourth quarter included a non-cash impairment charge of $130 million to write-down the Company’s masthead intangible assets to fair value, $33 million of accelerated stock-based compensation expense and certain one-time compensation payments resulting from the completion of the Company’s going-private transaction, a charge of $10 million for severance and related expenses for the elimination of approximately 700 positions, a charge of $7 million related to the Company’s new

1 “Operating profit” for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.  “Operating cash flow” is defined as operating profit before depreciation, amortization and write-down of intangible assets.  “Cash operating expenses” are defined as operating expenses before depreciation, amortization and write-down of intangible assets.  Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses. References to individual daily newspapers include their related businesses.

management equity incentive plan, and a $3 million charge to increase the accrual for anticipated advertiser claims at Newsday.

Publishing operating profit in the 2006 fourth quarter included $6 million of severance charges for the elimination of approximately 300 positions and a $4 million charge for the disposition of a press from the Los Angeles Times San Fernando Valley printing facility.

Management Discussion

•	Advertising revenues decreased 15 percent, or $132 million, for the quarter. Without the additional week in 2006, advertising revenues were down approximately 9 percent.

•
Retail advertising revenues decreased 10 percent for the quarter primarily due to decreases in the department stores, electronics, hardware/home improvement, amusement, and furniture/home improvement categories.  Preprint revenues also decreased 8 percent.

•
National advertising revenues decreased 11 percent for the quarter primarily due to decreases in the transportation, telecom/wireless, technology and health care categories, partially offset by an increase in the financial category.

•	Classified advertising revenues decreased 25 percent in the quarter due to decreases in real estate, help wanted and automotive of 34 percent, 28 percent and 13 percent, respectively.

•	Interactive revenues, which are included in the above categories, increased 6 percent to $63 million.

•	Circulation revenues decreased 12 percent, or $17 million, for the quarter. Excluding the additional week in 2006, circulation revenues were down approximately 5 percent.
•
Individually paid circulation (home delivery plus single copy) for Tribune’s 9 metro newspapers averaged 2.6 million copies daily (Mon-Fri) and 3.9 million copies Sunday, down approximately 2 percent and 5 percent, respectively, from the fourth quarter of 2006.

•	Total net paid circulation averaged 2.7 million copies daily (Mon-Fri) and 3.9 million copies Sunday, down approximately 2 percent and 5 percent, respectively, from the fourth quarter of 2006.

•
Cash operating expenses decreased 6 percent, or $46 million.  For the fourth quarter of 2007, cash operating expenses included $33 million of accelerated stock-based compensation expense and certain one-time compensation payments resulting from the completion of the Company’s going-private transaction, a charge of $10 million for severance and related expenses, a charge of $7 million related to the Company’s new management equity incentive plan, and a $3 million charge to increase the accrual for anticipated advertiser claims at Newsday. For the fourth quarter of 2006, cash operating expenses included $6 million of severance charges and a $4 million charge for the disposition of a press from the Los Angeles Times

San Fernando Valley printing facility.  The 2007 charges were more than offset by a decrease in newsprint and ink expense, lower compensation expense primarily due to the impact of position eliminations in 2007 and 2006, and lower other cash expenses.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment operating revenues for the 2007 fourth quarter decreased 11 percent to $316 million, down from $356 million in 2006.  Group cash operating expenses were down 1 percent, or $3 million, to $233 million.  Operating cash flow was $83 million, down 30 percent from $119 million, and operating profit decreased 33 percent to $70 million from $106 million in 2006.

Without the additional week in 2006, broadcasting and entertainment fourth quarter 2007 operating revenues decreased 7 percent, cash operating expenses increased 4 percent, operating cash flow decreased 27 percent, and operating profit decreased 30 percent.

Broadcasting and entertainment operating profit in the 2007 fourth quarter included $12 million of accelerated stock-based compensation expense and certain one-time compensation payments resulting from the completion of the Company’s going-private transaction, a charge of $6 million for the write-down of Tribune Entertainment program assets, and a charge of $3 million related to the Company’s new management equity incentive plan.

For the fourth quarter of 2007, television revenues decreased 9 percent to $297 million, down from $325 million in 2006.  Television cash operating expenses remained flat at $206 million. Television operating cash flow was $90 million, a 24 percent decrease from $119 million in 2006.  Television operating profit decreased 26 percent to $79 million, down from $107 million in 2006.

Management Discussion

•
Station revenues in New York increased but were offset by declines in most other markets.  On a group basis, advertising revenues decreased due to a significant decline in political advertising, as well as decreases in the movies and retail categories, partially offset by increases in the telecom, food and financial categories.

•
Television cash operating expenses remained flat at $206 million.  For the fourth quarter of 2007, cash operating expenses included $11 million of accelerated stock-based compensation expense and certain one-time compensation payments resulting from the completion of the Company’s going-private transaction and a charge of $3 million related to the Company’s new management equity incentive plan.  These expenses were offset by lower programming and other cash expenses.

•	Radio/entertainment revenues primarily reflect lower revenues for the Chicago Cubs due to fewer home games in the quarter.

EQUITY RESULTS

Net equity income was $32 million in the fourth quarter of 2007, compared with $29 million in the fourth quarter of 2006.  The increase primarily reflects improvements at TV Food Network and Comcast SportsNet Chicago.

NON-OPERATING ITEMS

In the 2007 fourth quarter, Tribune recorded a pretax non-operating gain of $67 million, which included an $85 million gain from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment, and $31 million of gains from investment transactions.  These gains were partially offset by $47 million in expenses related to the Company’s strategic review and going-private transaction completed in December 2007.  In the aggregate, non-operating items in the 2007 fourth quarter resulted in an after-tax gain of $11 million.

In the 2006 fourth quarter, Tribune recorded a pretax non-operating gain of $60 million, which included a $45 million gain from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment and a $17 million gain from the sale of the Company’s investment in BrassRing.  In addition, the Company recorded a favorable $33 million income tax expense adjustment, most of which related to the Company’s PHONES as a result of reaching an agreement with the Internal Revenue Service appeals office pertaining to the deduction of interest expense on the PHONES.  In the aggregate, non-operating items in the 2006 fourth quarter resulted in an after-tax gain of $69 million.

FULL YEAR RESULTS FROM CONTINUING OPERATIONS
(Compared to 2006)
 (52 weeks in 2007 vs. 53 weeks in 2006)

CONSOLIDATED

For 2007, operating revenues decreased 7 percent, or $381 million. Consolidated cash operating expenses decreased 2 percent, or $63 million. Operating cash flow was $992 million, down 24 percent from 2006, while operating profit declined 42 percent to $634 million.

Tribune’s fiscal year was comprised of 52 weeks in 2007 compared to 53 weeks in 2006.  Without the additional week in 2006, operating revenues decreased 6 percent, cash operating expenses were flat, operating cash flow decreased 23 percent, and operating profit decreased 40 percent.

PUBLISHING

For 2007, operating revenues for publishing decreased 9 percent, or $354 million, to $3.66 billion.  Cash operating expenses for the year decreased 3 percent in 2007, or $107 million. Operating cash flow decreased 27 percent to $674 million, from $921 million in 2006.  Operating profit decreased 51 percent to $368 million, from $749 million in 2006.

Without the additional week in 2006, publishing operating revenues decreased 7 percent, cash operating expenses decreased 2 percent, operating cash flow decreased 25 percent, and operating profit decreased 50 percent.

Publishing operating profit in 2007 included a non-cash impairment charge of $130 million to write-down the Company’s masthead intangible assets to fair value, $33 million of accelerated stock-based compensation expense and certain one-time compensation payments resulting from the completion of the Company’s going-private transaction, a charge of $40 million for severance and related expenses for the elimination of approximately 700 positions, a charge of $24 million to write-off equipment related to the previously closed Los Angeles Times San Fernando Valley printing facility, a charge of $7 million related to the Company’s new management equity incentive plan, and a $3 million charge to increase the accrual for anticipated advertiser claims at Newsday.  Publishing operating profit for the full year 2006 included $20 million of severance and other payments associated with the new union contracts at Newsday, $8 million of severance charges for the elimination of approximately 300 positions, a $4 million charge for the disposition of a press from the Los Angeles Times San Fernando Valley printing facility, and a $3 million gain from a sale of real property.

BROADCASTING AND ENTERTAINMENT

For 2007, full year operating revenues for broadcasting and entertainment decreased 2 percent to $1.40 billion, down from $1.43 billion in 2006.  Cash operating expenses increased 1 percent, or $8 million, in 2007.  Operating cash flow declined 8 percent to $408 million from $443 million in 2006.  Operating profit decreased 9 percent to $357 million, down from $392 million.

Without the additional week in 2006, broadcasting and entertainment operating revenues decreased 1 percent, cash operating expenses increased 2 percent, operating cash flow decreased 7 percent, and operating profit decreased 7 percent.

Broadcasting and entertainment operating profit in 2007 included $12 million of accelerated stock-based compensation expense and certain one-time compensation payments resulting from the completion of the Company’s going-private transaction, a charge of $6 million for the write-down of Tribune Entertainment program assets, and a charge of $3 million related to the Company’s new management equity incentive plan.

For the full year 2007, operating revenues for television decreased 4 percent to $1.14 billion, down from $1.18 billion in 2006.  Cash operating expenses decreased 1 percent in 2007.  Operating cash flow declined 9 percent to $367 million from $403 million.  Operating profit decreased 10 percent to $322 million, from $358 million in 2006.

EQUITY RESULTS

Equity income was $100 million for the full year 2007, compared with $81 million for the full year 2006.  The increase primarily reflects improvements at TV Food Network and Comcast SportsNet Chicago.  Equity income in 2006 included the Company’s $6 million share of a one-time favorable income tax adjustment at CareerBuilder.

NON-OPERATING ITEMS

For the full year 2007, Tribune recorded a pretax non-operating loss of $137 million, which included a $97 million loss from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment and $85 million in expenses related to the Company’s strategic review and going-private transaction completed in December 2007.  These items were partially offset by an $8 million gain related to the redemption of the Company’s remaining interest in TMCT, LLC and TMCT II, LLC in September 2007 and $32 million of gains from other investment transactions.  Other non-operating gains for 2007 included an $18 million gain from the settlement of the Company’s Hurricane Katrina insurance claim that was largely offset by a $15 million charge for a civil forfeiture payment related to past circulation practices at Newsday and Hoy, New York.  In addition, the Company recorded a favorable $91 million income tax expense adjustment related to the settlement of the Company’s Matthew Bender and Mosby income tax appeal.  In the aggregate, non-operating items for the 2007 year resulted in an after-tax loss of $34 million.

For the full year 2006, Tribune recorded a pretax non-operating gain of $103 million, which included a $59 million gain from restructuring TMCT, LLC and TMCT II, LLC, a $19 million gain on the sale of 2.8 million shares of Time Warner stock unrelated to the PHONES, a $17 million gain from the sale of the Company’s investment in BrassRing, and an $11 million gain from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment.  In addition, the Company recorded a favorable $34 million income tax expense adjustment, most of which relates to the Company’s PHONES as a result of reaching an agreement with the Internal Revenue Service appeals office pertaining to the deduction of interest expense on the PHONES.  In the aggregate, non-operating items for the 2006 year resulted in an after-tax gain of $110 million.

ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2007 fourth quarter increased to $47 million from $8 million in the fourth quarter of 2006.  For the full year of 2007, corporate expenses increased 64 percent to $92 million from $56 million.  The fourth quarter of 2007 included a charge of $19 million for accelerated stock-based compensation expense and certain one-time compensation payments resulting from the completion of the Company’s going-private transaction and a $5 million charge related to the Company’s new management equity incentive plan. The fourth quarter and full year of 2007 included $13 million and $15 million, respectively, of severance and related charges.  The fourth quarter 2006 included a $7 million gain related to the sale of the corporate airplane.

In June 2007, the Company repurchased 126 million shares for $4.3 billion in a tender offer as a part of the first step of its going-private transaction.  In December 2007, the Company completed its going-private transaction which resulted in the repurchase of 119 million shares for $4 billion.

Interest expense for the 2007 fourth quarter increased to $196 million, up 109 percent from $94 million in the fourth quarter of 2006.  For the full year 2007, interest expense increased 112 percent to $582 million, up from $274 million in 2006.  The increases in both periods were primarily due to higher debt levels and interest rates.  Debt was $12.8 billion at the end of 2007 and $5.0 billion at the end of 2006.  The increase was largely due to financing the going-private transaction in 2007.

Capital expenditures were $61 million for the fourth quarter and $146 million for the full year 2007.

DISCONTINUED OPERATIONS

On Feb. 12, 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper (“Hoy, New York”), to ImpreMedia, LLC. The Company completed the sale of Hoy, New York on May 15, 2007 and recorded a pretax gain on the sale of $2.5 million ($.1 million after taxes) in the second quarter of 2007. On March 6, 2007, the Company announced an agreement to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”) to Gannett Co., Inc. On May 25, 2007, the Company announced the termination of this agreement following an arbitrator’s ruling that the Company could not sell SCNI unless Gannett Co., Inc. assumed an existing collective bargaining contract as a condition of the sale, which Gannett Co., Inc. declined to do. The Company simultaneously announced that it would immediately begin the process of soliciting offers for SCNI with the intention of completing a sale as soon as possible. On Oct. 25, 2007, the Company announced an agreement to sell SCNI to Hearst Corporation for $62.4 million. The sale of SCNI closed on Nov. 1, 2007, and excluded the SCNI real estate in Stamford and Greenwich, Connecticut, which the Company plans to sell separately. In the first quarter of 2007, the Company recorded a pretax loss of $19 million ($33 million after taxes) to write down the net assets of SCNI to estimated fair value, less costs to sell. In the third quarter of 2007, the Company recorded a favorable $3 million after-tax adjustment to the loss on the sale of SCNI.  During the third quarter of 2007, the Company began actively pursuing the sale of the stock of one of its subsidiaries, EZ Buy & EZ Sell Recycler Corporation (“Recycler”), to Target Media Partners. Recycler publishes a collection of free classified newspapers in Southern California. The sale of Recycler closed on Oct. 17, 2007. The Company recorded a pretax loss on the sale of the stock of Recycler of $1 million in the third quarter of 2007. Due to the Company’s high tax basis in the Recycler stock, the sale generated a significantly higher capital loss for income tax purposes. As a result, the Company recorded a $65 million income tax benefit in the third quarter of 2007, resulting in an after-tax gain of $64 million. The results of operations of Recycler, the New York edition of Hoy and SCNI are reported as discontinued operations.

In June 2006, the Company announced the sales of its Atlanta and Albany television stations.  The sale of the Atlanta station closed in August 2006.  In September 2006, the Company announced an agreement to sell its Boston television station.  The sales of the Albany and Boston stations closed in December 2006.  The results of operations for these stations in 2006 are reported as discontinued operations.

OTHER INFORMATION

During the week of April 7, Sam Zell, Tribune chairman and chief executive officer, along with other members of the Company’s senior management team, will hold a conference call to discuss the fourth quarter and full year 2007 results and provide an update on 2008. Specific information about the call will be made public in a separate press release to be issued prior to the call.

Forward-Looking Statements

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward-looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks and other factors described in Tribune’s publicly available reports filed with the SEC, which contain a discussion of various factors that may affect Tribune’s business or financial results. Such risks, trends and uncertainties, which in some instances are beyond the Company’s control, include: our ability to generate sufficient cash to service the significant debt levels and other financial obligations as a result of the Company’s going-private transaction; potential impacts to operations and liquidity as a result of restrictive covenants under our senior credit facilities; our dependency on dividends and distributions from our subsidiaries to make payments on our indebtedness; increased interest rate risk due to variable rate indebtedness; our ability to maintain subchapter S corporation status; changes in advertising demand, circulation levels and audience shares; regulatory and judicial rulings; availability and cost of broadcast rights; competition and other economic conditions; changes in newsprint prices; changes in accounting standards; adverse results from litigation, governmental investigations or tax related proceedings or audits; the effect of labor strikes, lock-outs and negotiations; the effect of acquisitions, investments and divestitures; the Company’s reliance on third-party vendors for various services; and other events beyond the Company’s control that may result in unexpected adverse operating results. These factors could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K.  The Company’s next 10-K report to be filed with the SEC may contain updates to the information included in this release.

TRIBUNE is America’s largest employee-owned media company, operating businesses in publishing, interactive and broadcasting. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, N.Y.), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The Company’s broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

MEDIA CONTACT:
Gary Weitman
312/222-3394 (office)
312/222-1573 (fax)
gweitman@tribune.com

TRIBUNE COMPANY
FOURTH QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands)

	FOURTH QUARTER (A)
			%
	2007	2006	Change

OPERATING REVENUES	$1,268,695	$1,448,214	(12.4)
OPERATING EXPENSES (B)	1,241,953	1,123,497	10.5

OPERATING PROFIT (C)	26,742	324,717	(91.8)

Net Income on Equity Investments	32,266	29,465	9.5
Interest and Dividend Income	9,919	4,815	106.0
Interest Expense	(195,715)	(93,527)	109.3
Non-Operating Items (D)	66,703	59,865	11.4

Income (Loss) from Continuing Operations Before Income Taxes	(60,085)	325,335	(118.5)

Income Taxes (D)	(17,527)	(91,957)	(80.9)

Income (Loss) from Continuing Operations	(77,612)	233,378	(133.3)

Income (Loss) from Discontinued Operations, net of tax (E)	(1,189)	5,679	(120.9)

NET INCOME (LOSS)	$(78,801)	$239,057	(133.0)

(A)	2007 fourth quarter: Oct 1, 2007 to Dec. 30, 2007. (13 weeks)
2006 fourth quarter: Sept. 25, 2006 to Dec. 31, 2006. (14 weeks)

(B)
Operating expenses for the fourth quarter of 2007 included a $130 million non-cash impairment charge to write-down the Company’s masthead intangible assets to fair value, a $64 million charge for accelerated stock-based compensation expense and certain one-time compensation payments resulting from the completion of the Company’s going-private transaction in December 2007, severance and related charges of $23 million for the elimination of approximately 700 positions, a $16 million charge related to the Company’s new management equity incentive plan, a $6 million charge for the write-down of Tribune Entertainment program assets, and a $3 million charge to increase the accrual for anticipated advertiser claims at Newsday.

Operating expenses for the fourth quarter of 2006 included a severance charge of $6 million for the elimination of approximately 350 positions, a charge of $4 million for the disposition of a press at the Los Angeles Times San Fernando Valley printing facility, and a $7 million gain related to the sale of the corporate airplane.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	The fourth quarter of 2007 included the following non-operating items:
	Pretax	After-tax
	Gain (Loss)	Gain (Loss)

Gain on derivatives and related investments (1)	$85,338	$52,056
Strategic transaction expenses (2)	(46,574)	(44,747)
Gain on investment transactions, net (3)	31,062	5,150
Other, net	(3,123)	(1,905)
Total non-operating items	$66,703	$10,554

The fourth quarter of 2006 included the following non-operating items:
	Pretax	After-tax
	Gain (Loss)	Gain (Loss)

Gain on derivatives and related investments (1)	$45,272	$27,616
Strategic transaction expenses (2)	(3,466)	(2,520)
Gain on investment transactions, net (3)	16,091	9,816
Other, net	1,968	1,132
Income tax adjustments (4)	–	33,338
Total non-operating items	$59,865	$69,382

(1)	Gain on derivatives and related investments represents primarily the net change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2)	Includes expenses related to the Company’s strategic review and going-private transaction completed in December 2007.

(3)
Approximately $28 million of the 2007 net pretax gain resulted from the restructuring of certain investments established in 1998 when Times Mirror disposed of its Matthew Bender and Mosby subsidiaries.  As a result of the restructuring, the Company will not realize $25 million of deferred income tax assets relating to the tax credits generated by its low income housing investments.  Accordingly, the Company increased its fourth quarter 2007 consolidated income tax expense by $25 million to write-off these deferred income tax assets.  The write-off reduced the gain to $3 million after taxes.  The 2006 gain consists primarily of the gain on the sale of the Company’s investment in BrassRing.

(4)
In the fourth quarter of 2006, the Company recorded a favorable $33 million income tax expense adjustment, most of which related to the Company’s PHONES as a result of reaching an agreement with the Internal Revenue Service appeals office pertaining to the deduction of interest expense on the PHONES.

(E)
During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ Sell Recycler Corporation (“Recycler”).  Recycler publishes a collection of free classified newspapers in Southern California.  The sale of Recycler closed on Oct. 17, 2007.  In February 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper (“Hoy, New York”).  The sale of Hoy, New York closed in May, 2007.  In March 2007, the Company announced its intentions to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”). The sale of SCNI closed on November 1, 2007.  In June 2006, the Company announced agreements to sell its Atlanta and Albany television stations.  The sale of Atlanta closed in August 2006.  In September 2006, the Company announced an agreement to sell its Boston television station.  The sales of Albany and Boston closed in December 2006.  Operating results for these business units are reported as discontinued operations.  Income (loss) from discontinued operations in the fourth quarter included the following:

	Fourth Quarter
	2007	2006

Income (loss) from operations, net of tax (1)	$(714)	$(3,582)
Gain (loss) on sales, net of tax (2)	(475)	9,261
Total	$(1,189)	$5,679

(1)	The fourth quarter of 2006 included a charge of approximately $3 million, net of tax, for severance and related expenses.

(2)	In the fourth quarter of 2006, the Company recorded a pretax gain on the sale of the Boston station of $41 million which resulted in an after-tax gain of $9 million. The pretax gain included $45 million of allocated television group goodwill, most of which is not deductible for income tax purposes.

TRIBUNE COMPANY
FULL YEAR RESULTS OF OPERATIONS
(In thousands)

	FULL YEAR (A)
			%
	2007	2006	Change

OPERATING REVENUES	$5,062,984	$5,443,564	(7.0)
OPERATING EXPENSES (B)	4,429,067	4,358,803	1.6

OPERATING PROFIT (C)	633,917	1,084,761	(41.6)

Net Income on Equity Investments (D)	100,219	80,773	24.1
Interest and Dividend Income	21,827	14,145	54.3
Interest Expense	(581,640)	(273,902)	112.4
Non-Operating Items (E)	(137,219)	102,969	NM

Income from Continuing Operations Before Income Taxes	37,104	1,008,746	(96.3)

Income Taxes (E)	18,234	(347,573)	NM

Income from Continuing Operations	55,338	661,173	(91.6)

Income (Loss) from Discontinued Operations, net of tax (F)	31,607	(67,178)	NM

NET INCOME	$86,945	$593,995	(85.4)

(A)	2007 full year: Jan. 1, 2007 to Dec. 30, 2007. (52 weeks)
2006 full year: Dec. 26, 2005 to Dec. 31, 2006. (53 weeks)

(B)
Operating expenses for 2007 included a $130 million non-cash impairment charge to write-down the Company’s masthead intangible assets to fair value, a $64 million charge for accelerated stock-based compensation expense and certain one-time compensation payments resulting from the completion of the Company’s going-private transaction in December 2007,  severance and related charges of $55 million for the elimination of approximately 700 positions, a $24 million charge to write-off equipment at the previously closed Los Angeles Times San Fernando Valley facility, a $16 million charge related to the Company’s new management equity incentive plan, a $6 million charge for the write-down of Tribune Entertainment program assets, and a $3 million charge to increase the accrual for anticipated advertiser claims at Newsday.

Operating expenses for 2006 included a charge of $20 million for severance and other payments associated with the new union contracts at Newsday, a charge of $8 million for the elimination of approximately 350 positions, a charge of $4 million for the disposition of a press at the Los Angeles Times San Fernando Valley printing facility, a gain of $7 million from the sale of the corporate airplane, and a gain of $3 million from a real property sale at Publishing.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	Net income on equity investments for the full year 2006 included the Company’s $5.9 million share of a one-time favorable income tax adjustment at CareerBuilder.

(E)	The full year 2007 included the following non-operating items:
	Pretax	After-tax
	Gain (Loss)	Gain (Loss)

Loss on derivatives and related investments (1)	$(96,806)	$(59,051)
Strategic transaction expenses (2)	(85,131)	(77,184)
Gain on TMCT transactions (3)	8,003	4,882
Gain on other investment transactions, net (4)	31,578	5,465
Other, net	5,137	1,183
Income tax adjustments (5)	–	90,704
Total non-operating items	$(137,219)	$(34,001)

The full year 2006 included the following non-operating items:
	Pretax	After-tax
	Gain (Loss)	Gain (Loss)

Gain on derivatives and related investments (1)	$11,088	$6,764
Strategic transaction expenses (2)	(3,466)	(2,520)
Gain on TMCT transactions, net (3)	59,596	47,988
Gain on other investment transactions, net (6)	36,732	22,339
Other, net	(981)	1,476
Income tax adjustments (7)	–	33,563
Total non-operating items	$102,969	$109,610

(1)	Gain (loss) on derivatives and related investments represents primarily the net change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2)	Includes expenses related to the Company’s strategic review and going-private transaction completed in December 2007.

(3)
The 2007 gain relates to the redemption of the Company’s remaining interest in TMCT, LLC and TMCT II, LLC in September 2007.  The 2006 gain relates to the restructuring of TMCT, LLC and TMCT II, LLC in September 2006.

(4)
Approximately $28 million of the 2007 net pretax gain resulted from the restructuring of certain investments established in 1998 when Times Mirror disposed of its Matthew Bender and Mosby subsidiaries.  As a result of the restructuring, the Company will not realize $25 million of deferred income tax assets relating to the tax credits generated by its low income housing investments.  Accordingly, the Company increased its fourth quarter 2007 consolidated income tax expense by $25 million to write-off these deferred income tax assets.  The write-off reduced the gain to $3 million after taxes.

(5)
On Oct. 1, 2007, the Company announced that it had finalized the settlement of its appeal of the 2005 Tax Court decision disallowing the tax-free reorganizations of Matthew Bender and Mosby, former subsidiaries of Times Mirror.  As a result of the settlement, the Company received refunds of federal income taxes and interest of $4 million on Sept. 26, 2007 and $340 million on Oct. 1, 2007.  After consideration of income taxes on the interest received, the net cash proceeds totaled approximately $286 million.  These refunds, together with related state income tax benefits of $29 million, were accounted for as a $91 million reduction in third quarter income tax expense and a $224 million reduction in goodwill recorded on the Company’s balance sheet.

(6)
The 2006 gain on other investment transactions consisted primarily of the gain on sale of 2.8 million shares of Time Warner stock unrelated to the PHONES and a gain on the sale of the Company’s investment in BrassRing.

(7)
In 2006, the Company recorded a favorable $34 million income tax expense adjustment, most of which related to the Company’s PHONES as a result of reaching an agreement with the Internal Revenue Service appeals office pertaining to the deduction of interest expense on the PHONES.

(F)
During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ Sell Recycler Corporation (“Recycler”).  Recycler publishes a collection of free classified newspapers in Southern California.  The sale of Recycler closed on Oct. 17, 2007.  In February 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper (“Hoy, New York”).  The sale of Hoy, New York closed in May, 2007.  In March 2007. the Company announced its intentions to sell its Southern Connecticut Newspapers—The Advocate (Stamford)  and Greenwich Time (collectively “SCNI”). The sale of SCNI closed on November 1, 2007.  In June 2006, the Company announced agreements to sell its Atlanta and Albany television stations.  The sale of Atlanta closed in August 2006.  In September 2006, the Company announced an agreement to sell its Boston television station.  The sales of Albany and Boston closed in December 2006.  Operating results for these business units are reported as discontinued operations.  Income (loss) from discontinued operations for the full year included the following:

	Full Year
	2007	2006

Income (loss) from operations, net of tax (1)	$(1,676)	$1,095
Gain (loss) on sales, net of tax (2)(3)	33,283	(68,273)
Total	$31,607	$(67,178)

(1)	The full year 2006 included a charge of approximately $4 million, net of tax, for severance and related costs.

(2)
In the first quarter of 2007, the Company recorded an after-tax loss of $33 million to write down the SCNI net assets to estimated fair value, less costs to sell.  The Company recorded a favorable $3 million after-tax adjustment to the expected SCNI loss in the third quarter of 2007.  In the third quarter of 2007, the Company recorded a $1 million pretax loss on the sale of Recycler.  Due to the Company’s high tax basis in the stock of Recycler, the sale generated a significantly higher capital loss for income tax purposes.  As a result, the Company recorded a $65 million tax benefit in the third quarter of 2007, resulting in an after-tax gain of $64 million.

(3)
In conjunction with the sales of the Altanta and Albany stations, the Company recorded in the second quarter of 2006 a pretax loss of $90 million to write down the Atlanta and Albany net assets to estimated fair value, less costs to sell.  The Company subsequently reduced the pretax loss on the sales of the Atlanta and Albany stations during the third quarter of 2006 by $1 million.  In the fourth quarter of 2006, the Company recorded a pretax gain of $41 million for the sale of the Boston station.  Income taxes for 2006 included an income tax benefit of only $12 million related to the $89 million pretax loss on the Atlanta and Albany stations.  The pretax loss included $80 million of allocated television group goodwill, most of which is not tax deductible.  Income taxes for 2006 also included a tax expense of $32 million related to the $41 million pretax gain on the sale of the Boston station.  The pretax gain included $45 million of allocated television group goodwill, most of which is not deductible for income tax purposes.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	FOURTH QUARTER			FULL YEAR
			%			%
	2007	2006	Change	2007	2006	Change
PUBLISHING
Operating Revenues	$952,319	$1,092,611	(12.8)	$3,664,590	$4,018,418	(8.8)
Cash Operating Expenses (A)(B)	(775,359)	(821,157)	(5.6)	(2,990,482)	(3,097,803)	(3.5)
Operating Cash Flow (C)(D)	176,960	271,454	(34.8)	674,108	920,615	(26.8)
Depreciation and Amortization Expense	(43,941)	(45,012)	(2.4)	(175,915)	(171,675)	2.5
Write-down of Intangible Assets (E)	(130,000)	–	NM	(130,000)	–	NM
Total Operating Profit (D)	$3,019	$226,442	(98.7)	$368,193	$748,940	(50.8)

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$296,559	$325,182	(8.8)	$1,136,224	$1,178,104	(3.6)
Radio/Entertainment	19,817	30,421	(34.9)	262,170	247,042	6.1
Total Operating Revenues	316,376	355,603	(11.0)	1,398,394	1,425,146	(1.9)

Cash Operating Expenses (A)(B)
Television	(206,135)	(206,104)	0.0	(769,345)	(775,147)	(0.7)
Radio/Entertainment	(26,914)	(30,156)	(10.8)	(220,637)	(207,096)	6.5
Total Cash Operating Expenses	(233,049)	(236,260)	(1.4)	(989,982)	(982,243)	0.8

Operating Cash Flow (C)(D)
Television	90,424	119,078	(24.1)	366,879	402,957	(9.0)
Radio/Entertainment	(7,097)	265	NM	41,533	39,946	4.0
Total Operating Cash Flow	83,327	119,343	(30.2)	408,412	442,903	(7.8)

Depreciation and Amortization Expense
Television	(11,338)	(11,664)	(2.8)	(44,698)	(45,059)	(0.8)
Radio/Entertainment	(1,551)	(1,793)	(13.5)	(6,373)	(6,311)	1.0
Total Depreciation and Amortization Expense	(12,889)	(13,457)	(4.2)	(51,071)	(51,370)	(0.6)

Operating Profit (D)
Television	79,086	107,414	(26.4)	322,181	357,898	(10.0)
Radio/Entertainment	(8,648)	(1,528)	NM	35,160	33,635	4.5
Total Operating Profit (D)	$70,438	$105,886	(33.5)	$357,341	$391,533	(8.7)

CORPORATE EXPENSES
Operating Cash Flow (C)(D)	$(46,463)	$(7,272)	NM	$(90,533)	$(54,332)	66.6
Depreciation and Amortization Expense	(252)	(339)	(25.7)	(1,084)	(1,380)	(21.4)
Total Operating Loss (D)	$(46,715)	$(7,611)	NM	$(91,617)	$(55,712)	64.4

CONSOLIDATED
Operating Revenues	$1,268,695	$1,448,214	(12.4)	$5,062,984	$5,443,564	(7.0)
Cash Operating Expenses (A)(B)	(1,054,871)	(1,064,689)	(0.9)	(4,070,997)	(4,134,378)	(1.5)
Operating Cash Flow (C)(D)	213,824	383,525	(44.2)	991,987	1,309,186	(24.2)
Depreciation and Amortization Expense	(57,082)	(58,808)	(2.9)	(228,070)	(224,425)	1.6
Write-down of Intangible Assets (E)	(130,000)	–	NM	(130,000)	–	NM
Total Operating Profit (D)	$26,742	$324,717	(91.8)	$633,917	$1,084,761	(41.6)

(A)
The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, lenders and financial analysts.  Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the fourth quarter of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$949,300	$245,938	$46,715	$1,241,953
Less: depreciation and amortization expense	43,941	12,889	252	57,082
Less: write-down of intangible assets	130,000	–	–	130,000
Cash operating expenses	$775,359	$233,049	$46,463	$1,054,871

Following is a reconciliation of operating expenses to cash operating expenses for the fourth quarter of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$866,169	$249,717	$7,611	$1,123,497
Less: depreciation and amortization expense	45,012	13,457	339	58,808
Cash operating expenses	$821,157	$236,260	$7,272	$1,064,689

Following is a reconciliation of operating expenses to cash operating expenses for the full year 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$3,296,397	$1,041,053	$91,617	$4,429,067
Less: depreciation and amortization expense	175,915	51,071	1,084	228,070
Less: write-down of intangible assets	130,000	–	–	130,000
Cash operating expenses	$2,990,482	$989,982	$90,533	$4,070,997

Following is a reconciliation of operating expenses to cash operating expenses for the full year 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$3,269,478	$1,033,613	$55,712	$4,358,803
Less: depreciation and amortization expense	171,675	51,370	1,380	224,425
Cash operating expenses	$3,097,803	$982,243	$54,332	$4,134,378

(B)
Cash operating expenses for the fourth quarter and full year 2007 included severance and related charges of $23 million ($13 million at corporate and $10 million at publishing) and $55 million ($40 million at publishing and $15 million at corporate), respectively. Cash operating expenses for both the fourth quarter and full year 2007 included a $64 million charge ($33 million at publishing, $19 million at corporate, and $12 million at broadcasting and entertainment) for accelerated stock-based compensation expense and certain one-time compensation payments resulting from the completion of the Company’s going-private transaction in December 2007, a $16 million charge ($7.3 million at publishing, $5.3 million at corporate, and $3.0 million at broadcasting and entertainment) related to the Company’s new management equity incentive plan, a $6 million charge for the write-down of program assets at Tribune Entertainment, and a $3 million charge to increase the accrual for anticipated advertiser claims at Newsday. Publishing cash operating expenses for the full year 2007 also included a $24 million charge for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility.

Publishing cash operating expenses for the fourth quarter and full year 2006 included severance charges of $6 million and $8 million, respectively, and a $4 million charge for the disposition of a press from the Los Angeles Times San Fernando Valley printing facility. Publishing cash operating expenses for the full year 2006 also included a charge of $20 million for severance and other payments associated with the new union contracts at Newsday and a gain of $3 million related to a real property sale.  Corporate cash operating expenses for both the fourth quarter and full year 2006 included a gain of $7 million related to the sale of the corporate airplane.

(C)
Operating cash flow is defined as operating profit before depreciation, amortization and write-down of intangible assets. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments.  The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, lenders and financial analysts.  These groups use operating cash flow along with other measures as a way to estimate the value of a company.  The Company’s definition of operating cash flow may not be consistent with that of other companies.  Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(D)	Operating profit for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the fourth quarter of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$3,019	$70,438	$(46,715)	$26,742
Add back: depreciation and amortization expense	43,941	12,889	252	57,082
Add back: write-down of intangible assets	130,000	–	–	130,000
Operating cash flow	$176,960	$83,327	$(46,463)	$213,824

Following is a reconciliation of operating profit (loss) to operating cash flow for the fourth quarter of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$226,442	$105,886	$(7,611)	$324,717
Add back: depreciation and amortization expense	45,012	13,457	339	58,808
Operating cash flow	$271,454	$119,343	$(7,272)	$383,525

Following is a reconciliation of operating profit (loss) to operating cash flow for the full year 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$368,193	$357,341	$(91,617)	$633,917
Add back: depreciation and amortization expense	175,915	51,071	1,084	228,070
Add back: write-down of intangible assets	130,000	–	–	130,000
Operating cash flow	$674,108	$408,412	$(90,533)	$991,987

Following is a reconciliation of operating profit (loss) to operating cash flow for the full year 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$748,940	$391,533	$(55,712)	$1,084,761
Add back: depreciation and amortization expense	171,675	51,370	1,380	224,425
Operating cash flow	$920,615	$442,903	$(54,332)	$1,309,186

(E)	The $130 million non-cash impairment charge for the fourth quarter and full year 2007 related to a write-down of the Company’s masthead intangible assets to fair value.

TRIBUNE COMPANY
SUMMARY OF REVENUES AND NEWSPAPER ADVERTISING VOLUME (Unaudited)
For Period 12 Ended December 30, 2007
(In thousands)

	Period 12 (A)			Fourth Quarter (A)			Year to Date (A)
			%			%			%
	2007	2006	Change	2007	2006	Change	2007	2006	Change
Publishing (B)
Advertising
Retail	$141,941	$183,712	(22.7)	$358,491	$400,272	(10.4)	$1,247,755	$1,327,095	(6.0)
National	75,577	99,276	(23.9)	192,882	216,704	(11.0)	686,549	730,038	(6.0)
Classified	60,727	87,946	(30.9)	193,649	259,727	(25.4)	926,715	1,137,835	(18.6)

Sub-Total	278,245	370,934	(25.0)	745,022	876,703	(15.0)	2,861,019	3,194,968	(10.5)
Circulation	49,958	62,669	(20.3)	130,518	147,881	(11.7)	526,529	567,326	(7.2)
Other	28,029	27,144	3.3	76,779	68,027	12.9	277,042	256,124	8.2

Segment Total	356,232	460,747	(22.7)	952,319	1,092,611	(12.8)	3,664,590	4,018,418	(8.8)

Broadcasting & Entertainment
Television (C)	110,257	127,215	(13.3)	296,559	325,182	(8.8)	1,136,224	1,178,104	(3.6)
Radio/Entertainment	5,949	10,764	(44.7)	19,817	30,421	(34.9)	262,170	247,042	6.1

Segment Total	116,206	137,979	(15.8)	316,376	355,603	(11.0)	1,398,394	1,425,146	(1.9)

Consolidated Revenues (B)(C)	$472,438	$598,726	(21.1)	$1,268,695	$1,448,214	(12.4)	$5,062,984	$5,443,564	(7.0)

Total Advertising Inches (B)(D)
Full Run
Retail	623	764	(18.5)	1,511	1,655	(8.7)	5,263	5,466	(3.7)
National	319	407	(21.6)	785	880	(10.8)	2,798	3,132	(10.7)
Classified	625	840	(25.6)	1,789	2,198	(18.6)	7,874	9,437	(16.6)
Sub-Total	1,567	2,011	(22.1)	4,085	4,733	(13.7)	15,935	18,035	(11.6)
Part Run	1,482	2,060	(28.1)	4,221	5,450	(22.6)	18,134	21,217	(14.5)
Total	3,049	4,071	(25.1)	8,306	10,183	(18.4)	34,069	39,252	(13.2)

Preprint Pieces (B)(D)	1,609,922	2,019,676	(20.3)	4,090,589	4,449,323	(8.1)	14,500,271	14,814,093	(2.1)

(A)	For 2007, Period 12, fourth quarter and year to date include five weeks, 13 weeks and 52 weeks, respectively.
For 2006, Period 12, fourth quarter and year to date include six weeks, 14 weeks and 53 weeks, respectively.

(B)	Operating results for Hoy, New York, SCNI and Recycler are excluded herein and reported as discontinued operations in the Company’s external financial statements.

(C)	Excludes results from discontinued operations that were sold in 2006 (WATL-TV, Atlanta, WLVI-TV, Boston and WCWN-TV, Albany).

(D)	Volume for 2006 has been modified to conform with the 2007 presentation. Volume includes only the daily newspapers.